Exhibit 99.2

Popular, Inc.

June 8, 2009

Dear Fellow Shareholder:

Today we announced a plan to reinforce our capital structure. Although the Corporation and its subsidiaries continue to be well capitalized, we have designed a plan to make common equity the dominant element of Tier 1 capital.

Our decision is in line with an increased focus on this metric by both banking regulators and market participants. We conducted an analysis based on the recently disclosed guidelines and results of the U.S. government’s Supervisory Capital Assessment Program (SCAP) for the top 19 banks. Our plan entails the exchange of outstanding preferred stock and trust preferred securities for newly-issued common stock and the suspension of dividends on the common and preferred stock.

These actions provide the Corporation a cushion above regulatory minimum requirements in the event that the economies in the United States and Puerto Rico worsen further than expected.

These are tough measures – there is no way around that. The extra buffer that would result from this exchange offer, however, will affirm the strength of our banking operations in a more adverse scenario and increase our financial flexibility.

We continue to focus on creating efficiencies and reducing costs through the integration of our operations in the United States and Puerto Rico under one management. As we recently announced, we have also advanced the consolidation of our U.S. footprint to concentrate our resources on core banking at high-performing branches.

We firmly believe that the actions we have taken will boost the competitiveness of Popular and enhance the long-term value of our franchise and our role as a financial-services provider in the communities we serve.

We are working tirelessly to ensure that our goals are accomplished. On behalf of all the employees at Popular, I reiterate our appreciation for your continued support and patience during these difficult times.

Sincerely,

/s/Richard L. Carrion
Richard. L. Carrion.
Chairman and CEO
Popular, Inc.